Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS
SECOND QUARTER 2010 RESULTS
Ann Arbor, Michigan — July 29, 2010
     Kaydon Corporation (NYSE:KDN) today announced its results for the second fiscal quarter ended July 3, 2010.
Consolidated Results
     Sales in the second fiscal quarter of 2010 were $121.5 million, an increase of 23.6 percent compared to sales of $98.3 million in the second quarter of 2009 as most of the Company’s major end markets experienced improved results both sequentially and relative to the prior year.
     Operating income was $26.3 million in the second quarter of 2010, an increase of 98.5 percent compared to $13.2 million in the second quarter of 2009. EBITDA, a non-GAAP measure and as defined by the Company, equaled $33.6 million, or 27.6 percent of sales, during the second quarter of 2010, as compared to $20.6 million, or 20.9 percent of sales, during the second quarter of 2009. Operating income and EBITDA benefited from increased volume and the positive impact of actions taken over the past two years to reduce both structural and cyclical costs. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Net income for the second quarter of 2010 was $17.8 million, an increase of 113.2 percent compared to net income of $8.4 million in the second quarter of 2009. Diluted earnings per share in the second quarter of 2010 equaled $.53, an increase of 112.0 percent compared to diluted earnings per share of $.25 in the second quarter of 2009.
     Certain discrete items affected comparisons with the 2009 second quarter. In the second quarter of 2010, the Company incurred costs associated with the first phase of our previously announced manufacturing consolidation program and for unconsummated corporate development efforts, primarily offset by gains associated with recent changes to certain postretirement benefit programs. The pre-tax net impact of these items was to reduce reported operating income by $0.2 million, which represented $.01 per share on a diluted after-tax basis.
     Second quarter 2010 results also benefited from the lower effective tax rate of 32.2 percent compared to 37.0 percent in the 2009 second quarter due to the full availability of the Domestic Manufacturing Deduction and the planned permanent reinvestment of earnings of certain international operations.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “Our results this quarter were outstanding as sales increased over both the prior year’s second quarter and this year’s first quarter. Net income rose to $17.8 million in the second quarter of 2010 compared to the $8.4 million earned in the second quarter of 2009. Our performance reflects continued improvement in our principal end markets in 2010 as compared to the prior year’s recessionary conditions. Our performance also reflects the ongoing benefit of actions taken in the last two years to structurally improve our long term competitiveness.
     “Continued improvement in the second half of 2010 remains dependent on the further strengthening of economic conditions. Notably, continued improvement in our industrial business, typically booked and shipped within ninety days, will be required to maintain favorable comparisons against the prior year as we continue to expect moderation in our wind energy and military businesses in the second half of this year.
     “Our results in the first half of 2010 reflect the benefits of market leadership in sound end markets together with the impact of aggressive management of costs and spending. These actions, together with our robust free cash flow and strong balance sheet, position us well going forward regardless of the broader macroeconomic concerns arising recently.”
Segment Results and Review
     Friction Control Products sales in the second quarter of 2010 were $79.7 million compared to $64.2 million in the 2009 second quarter. Sales to most major markets were higher in the second quarter of 2010 compared to the second quarter of 2009. Notably, our industrial machinery, semiconductor, medical, military and wind energy markets performed well.
     Wind energy sales were $25.0 million in the second quarter of 2010 compared to the $19.8 million of wind energy sales in the second quarter of 2009. Comparisons to the prior year will be more challenging in the second half of 2010 as the second half of 2009 had significant wind energy sales that had been deferred from the second quarter of 2009 due to the adverse financial and economic conditions in early 2009. Year-to-date wind sales were $54.4 million compared to $40.7 million in the first half of 2009. The Company continues to expect wind shipments for the full year of 2010 to be comparable to the

$103.0 million of wind energy shipments in the full year of 2009. Longer term, the enactment of a clear, actionable Renewable Electricity Standard and a sustained economic recovery is a prerequisite for meaningful growth in future wind energy shipments.
     Second quarter 2010 Friction Control Products operating income totaled $20.3 million, compared to $9.8 million in the prior second quarter. This segment benefited from increased volumes and the operating leverage provided by an improved cost structure.
     Velocity Control Products sales in the second quarter of 2010 were $15.1 million compared to $10.2 million in the second quarter of 2009. Operating income for this segment in the second quarter of 2010 totaled $4.0 million compared to $0.9 million earned in the second quarter of 2009, due primarily to improved volume and operating leverage.
     Other Industrial Products sales in the second quarter of 2010 equaled $26.7 million compared to $23.9 million in the prior year second quarter resulting principally from higher demand for liquid filtration, air filtration, and metal alloy products. Operating income increased to $2.8 million in the second quarter of 2010 compared to operating income of $1.9 million in the second quarter of 2009, due to higher volumes, improved operating leverage, and net cost reductions.
Order Activity
     Orders were $108.2 million in the second quarter of 2010 compared to $67.8 million in the second quarter of 2009, an increase of 59.5 percent. Wind energy orders were $12.1 million in the second quarter of 2010 compared to $6.1 million in the second quarter of 2009. The Company expects more significant wind orders in the second half of 2010 as customers formalize their requirements for the upcoming year.
     Backlog at July 3, 2010 was $186.5 million compared to $242.8 million at July 4, 2009 and $199.8 million at April 3, 2010, the end of the first fiscal quarter of 2010. The decline in backlog reflects the timing of strong year-to-date wind energy shipments in excess of orders received thus far in 2010. Year-to-date non-wind orders have exceeded sales with a book-to-bill ratio of 1.05.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was $17.0 million in the second quarter of 2010. The improvement over the second quarter of 2009 reflects higher second quarter 2010 net income and the Company’s voluntary additional contribution of $14.1 million in the second quarter of 2009 to its qualified pension plans which was not repeated in 2010. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.

     During the second quarter of 2010, the Company paid common stock dividends of $.18 per share or $6.1 million and repurchased 33,817 shares of Company common stock for $1.3 million. Year-to-date share repurchases totaled 241,254 shares for $8.8 million. For the third quarter of 2010, the Company declared a dividend of $.19 per share, payable on October 4, 2010. This represents the fourth consecutive annual increase in quarterly dividends and reflects the Company’s confidence in the fundamental strength and cash generating ability of its businesses.
     The Company had unrestricted cash totaling $283.7 million and no debt outstanding as of July 3, 2010.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2010 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-632-5008 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
http://w.on24.com/r.htm?e=228372&s=1&k=9D227AD4C8845AC7EF977E3502F8347C
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2010 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Friday, August 6, 2010 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 5330476.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as

“believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer (734) 747-7025 ext. 2025	http://www.kaydon.com

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Second Quarter Ended		First Half Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Net sales	$121,500,000	$98,318,000	$240,745,000	$208,653,000

Cost of sales	75,563,000	65,966,000	153,039,000	140,523,000

Gross profit	45,937,000	32,352,000	87,706,000	68,130,000

Selling, general and administrative expenses	19,679,000	19,124,000	41,766,000	39,382,000

Operating income	26,258,000	13,228,000	45,940,000	28,748,000

Interest expense	(62,000)	(61,000)	(124,000)	(123,000)

Interest income	98,000	109,000	122,000	239,000

Income before income taxes	26,294,000	13,276,000	45,938,000	28,864,000

Provision for income taxes	8,478,000	4,917,000	14,295,000	10,381,000

Net income	$17,816,000	$8,359,000	$31,643,000	$18,483,000

Earnings per share:
Basic	$0.53	$0.25	$0.94	$0.55

Diluted	$0.53	$0.25	$0.94	$0.55

Dividends declared per share	$0.18	$0.17	$0.36	$0.34

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	July 3,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$283,696,000	$262,403,000
Accounts receivable, net	85,186,000	77,977,000
Inventories, net	91,859,000	88,796,000
Other current assets	12,661,000	16,601,000

Total current assets	473,402,000	445,777,000

Property, plant and equipment, net	171,948,000	175,716,000

Goodwill, net	143,139,000	143,891,000
Other intangible assets, net	19,751,000	21,552,000
Other assets	1,122,000	1,008,000

Total assets	$809,362,000	$787,944,000

Liabilities and Shareholders’ Equity:

Accounts payable	$26,055,000	$21,353,000
Accrued expenses	36,518,000	26,731,000

Total current liabilities	62,573,000	48,084,000

Long-term liabilities	37,526,000	39,895,000

Shareholders’ equity	709,263,000	699,965,000

Total liabilities and shareholders’ equity	$809,362,000	$787,944,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$17,816,000	$8,359,000	$31,643,000	$18,483,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,992,000	4,881,000	10,023,000	9,575,000
Amortization of intangible assets	871,000	1,070,000	1,842,000	2,140,000
Amortization of stock awards	1,072,000	1,035,000	2,144,000	2,070,000
Stock option compensation expense	373,000	362,000	670,000	692,000
Excess tax benefits from stock-based compensation	(62,000)	21,000	(124,000)	43,000
Deferred financing fees	62,000	62,000	124,000	124,000
Non-cash postretirement benefits curtailment gain	(3,066,000)	(910,000)	(3,066,000)	(910,000)
Net change in receivables, inventories and trade payables	(2,909,000)	(3,650,000)	(6,714,000)	(17,769,000)
Contributions to qualified pension plans	(657,000)	(14,846,000)	(657,000)	(14,846,000)
Net change in other assets and liabilities	3,933,000	(238,000)	16,167,000	3,178,000

Net cash from (used in) operating activities	22,425,000	(3,854,000)	52,052,000	2,780,000

Cash flows from investing activities:
Capital expenditures	(5,491,000)	(2,317,000)	(7,191,000)	(7,699,000)
Dispositions of property, plant and equipment	19,000	104,000	40,000	110,000
Proceeds from sales of investments	—	477,000	—	1,893,000

Net cash used in investing activities	(5,472,000)	(1,736,000)	(7,151,000)	(5,696,000)

Cash flows from financing activities:
Cash dividends paid	(6,057,000)	(5,707,000)	(12,100,000)	(11,457,000)
Purchase of treasury stock	(1,274,000)	—	(8,789,000)	(8,871,000)
Excess tax benefits from stock-based compensation	62,000	(21,000)	124,000	(43,000)
Proceeds from exercise of stock options	48,000	—	55,000	—

Net cash used in financing activities	(7,221,000)	(5,728,000)	(20,710,000)	(20,371,000)

Effect of exchange rate changes on cash and cash equivalents	(1,049,000)	1,638,000	(2,898,000)	956,000

Net increase (decrease) in cash and cash equivalents	8,683,000	(9,680,000)	21,293,000	(22,331,000)

Cash and cash equivalents — Beginning of period	275,013,000	220,347,000	262,403,000	232,998,000

Cash and cash equivalents — End of period	$283,696,000	$210,667,000	$283,696,000	$210,667,000

KAYDON CORPORATION
EARNINGS PER SHARE

	Second Quarter Ended		First Half Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Earnings per share — Basic

Net income	$17,816,000	$8,359,000	$31,643,000	$18,483,000

Less: Net earnings allocated to participating securities — Basic	(187,000)	(89,000)	(339,000)	(211,000)

Income available to common shareholders — Basic	$17,629,000	$8,270,000	$31,304,000	$18,272,000

Weighted average common shares outstanding — Basic	33,119,000	33,225,000	33,225,000	33,274,000

Earnings per share — Basic	$0.53	$0.25	$0.94	$0.55

Earnings per share — Diluted

Net income	$17,816,000	$8,359,000	$31,643,000	$18,483,000

Less: Net earnings allocated to participating securities — Diluted	(187,000)	(89,000)	(339,000)	(211,000)

Income available to common shareholders — Diluted	$17,629,000	$8,270,000	$31,304,000	$18,272,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,119,000	33,225,000	33,225,000	33,274,000
Potential dilutive shares resulting from stock options	28,000	13,000	28,000	13,000

Weighted average common shares outstanding — Diluted	33,147,000	33,238,000	33,253,000	33,287,000

Earnings per share — Diluted	$0.53	$0.25	$0.94	$0.55

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Net sales
Friction Control Products	$79,692	$64,220	$159,474	$136,415
Velocity Control Products	15,114	10,241	29,347	22,400
Other Industrial Products	26,694	23,857	51,924	49,838

Total consolidated net sales	$121,500	$98,318	$240,745	$208,653

	Second Quarter Ended		First Half Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
Operating income
Friction Control Products	$20,339	$9,759	$36,883	$22,241
Velocity Control Products	3,952	891	7,327	3,067
Other Industrial Products	2,813	1,886	4,119	3,239

Total segment operating income	27,104	12,536	48,329	28,547
Items not allocated to segment operating income	(846)	692	(2,389)	201
Interest expense	(62)	(61)	(124)	(123)
Interest income	98	109	122	239

Income before income taxes	$26,294	$13,276	$45,938	$28,864

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment are combined and disclosed as “Other Industrial Products.” The Company’s Sealing Products operating segment no longer meets the quantitative threshold for separate disclosure as a reporting segment and its results are shown in the “Other Industrial Products” caption. Prior period results have been reclassified to conform to this presentation.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)
Free cash flow, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009	2010	2009
Net cash from (used in) operating activities (GAAP)	$22,425	$(3,854)	$52,052	$2,780	$115,453	$34,748
Capital expenditures, net of dispositions	(5,472)	(2,213)	(7,151)	(7,589)	(10,319)	(37,191)

Free cash flow, as defined (non-GAAP)	$16,953	$(6,067)	$44,901	$(4,809)	$105,134	$(2,443)

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
EBITDA, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009	2010	2009
Net income (GAAP)	$17,816	$8,359	$31,643	$18,483	$59,116	$48,595
Net interest (income)/expense	(36)	(48)	2	(116)	(172)	156
Provision for income taxes	8,478	4,917	14,295	10,381	29,586	27,206
Depreciation and amortization of intangible assets	5,863	5,951	11,865	11,715	24,269	23,025
Stock-based compensation expense (1)	1,445	1,397	2,814	2,762	5,473	5,672

EBITDA, as defined (non-GAAP)	$33,566	$20,576	$60,619	$43,225	$118,272	$104,654

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.